Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of New Arena Holdco, Inc. on Form S-4 of our report dated March 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of The Arena Group Holdings, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 and our report dated March 31, 2023 with respect to our audit of internal control over financial reporting of The Arena Group Holdings, Inc. as of December 31, 2022, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 9, 2024